Exhibit 21.1
SUBSIDIARIES OF TOTAL SYSTEM SERVICES, INC.

Ownership			Place of
Percentage	Name		Incorporation
100%	Columbus Depot Equipment Company		Georgia
100%	TSYS Canada, Inc.		Georgia
100%	TSYS Total Debt Management, Inc.		Georgia
100%	Columbus Productions, Inc.		Georgia
100%	Enhancement Services Corporation		Georgia
	100%	Golden Retriever Systems, L.L.C.	Arizona
100%	TSYS Japan Co., Ltd.		Japan
100%	TSYS Technology Center, Inc.		Idaho
100%	ProCard, Inc.		Delaware
100%	TSYS Prepaid, Inc.		Delaware
100%	TSYS Staffing Services, Inc.		Georgia
100%	TSYS Servicos de Transacoes Eletronicas Ltda		Brazil
100%	Total System Services Holding Europe LP		England
	100%	Total System Services Sales Europe Limited	England
	100%	Total System Services Processing Europe Limited	England
	100%	TSYS Europe (Netherlands) B.V.	Netherlands
	100%	TSYS Europe (Spain) S.L.	Spain
	100%	TSYS Card Tech Holding Limited	England
		100% TSYS Card Tech Research Limited	England
		100% TSYS Card Tech Limited	England
	100%	TSYS Card Tech Services Limited	Cyprus
		100% TSYS Card Tech Services (Malaysia) Limited	Malaysia
	55%	TSYS Managed Services EMEA Limited	England
		100% The Merchants Group (Netherlands) BV	Netherlands
		100% Merchants Netherlands BV	Netherlands
100%	TSYS Acquiring Solutions, L.L.C.		Delaware
	100%	TSYS POS Systems and Services, L.L.C.	California
100%	Merlin Solutions L.L.C.		Maryland
51.46%	GP Network Corporation		Japan
49%	Total System Services de Mexico, S.A. de C.V.		Mexico
	100%	TSYS Servicios Corporativos	Mexico
44.56%	China Unionpay Data Services Company Limited		China